Exhibit 10.1

PHANTOM PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

EKSO BIONICS HOLDINGS, INC.

THIS PHANTOM PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of the ___ day of _____, 20__ (the “Grant Date”)

BETWEEN:

EKSO BIONICS HOLDINGS, INC., a company incorporated pursuant to the laws of the State of Nevada (the “Company”),

AND:

[INSERT NAME], of [INSERT CITY], [INSERT STATE] (the “Grantee”).

WHEREAS:

A.    The Board of Directors of the Company (the “Board”) has approved and adopted the Ekso Bionics Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), pursuant to which awards of Restricted Stock Units may be granted;

B.    The Board has determined that it is in the best interests of the Company and its shareholders to grant the award of phantom Restricted Stock Units subject to performance-based vesting (“PSUs”) provided for herein (the “Award”); and

C.    Upon vesting, each PSU subject to the Award shall be settled in cash and no PSU shall be settled in Shares.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Grant of PSUs.

1.1    Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date the Award consisting of, in the aggregate, [NUMBER] PSUs. Each PSU represents one Share, subject to the terms and conditions set forth in this Agreement and the Plan, provided that, upon vesting each PSU shall not be settled in Shares but will instead be settled in an amount in cash determined pursuant to Section 6. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.2    The PSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.    Consideration. The grant of the PSUs is made in consideration of the services to be rendered by the Grantee to the Company.

3.    Vesting and Performance Period.

3.1    Except as otherwise provided herein, the PSUs will vest in accordance with the terms of the vesting appendix in Exhibit A, which is incorporated by reference (the period during which restrictions apply, the “Restricted Period”). Once vested, the PSUs become “Vested Units.”

3.2    The performance period for this Award shall commence as of the Grant Date and end on the fifth anniversary of the Grant Date (the “Performance Period”).

3.3    The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Employment terminates for any reason at any time before all of his or her PSUs have vested, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of Continuous Employment and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. For purposes of this Agreement, the term “Continuous Employment” means that the Grantee’s employment with the Company or an Affiliate is not interrupted or terminated. The Grantee’s Continuous Employment shall not be deemed to have terminated merely because of a change in the entity for which the Grantee renders such employment, provided that there is no interruption or termination of the Grantee’s Continuous Employment; provided further that if this Agreement is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Employment shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

4.    Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the PSUs are settled in accordance with Section 6, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the PSUs will be forfeited by the Grantee and all of the Grantee's rights to such units shall immediately terminate without any payment or consideration by the Company.

5.    Rights as Shareholder. The Grantee shall in no event have any rights of a shareholder with respect to the PSUs.

6.    Settlement of PSUs. Subject to Section 13 hereof, as soon as administratively practical following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting date occurs, the Company shall deliver to the Grantee an amount in cash equal to the Fair Market Value of the number of Shares underlying the Vested Units on the vesting date.

7.    Adjustments. In the case of any stock split, stock dividend or like change in the nature, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 14(a) of the Plan.

8.    Subject to 2014 Plan. The terms of the PSUs are subject to the provisions of the 2014 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2014 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2014 Plan, a copy of which has been delivered to the Grantee, and which is available for inspection at the principal offices of the Company.

9.    Professional Advice. The acceptance of the PSUs and cash settlement of the PSUs may have consequences under foreign, federal and state tax (including social security contributions) and securities laws which may vary depending upon the individual circumstances of the Grantee. Accordingly, the Grantee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to PSUs. Without limiting other matters to be considered with the assistance of the Grantee’s professional advisors, the Grantee should consider the foreign, federal, state and local tax consequences (including social security contributions) of this Agreement, including without limitation the grant of PSUs hereunder.

10.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s service at any time, with or without cause.

11.    Entire Agreement. This Agreement is the only agreement between the Grantee and the Company with respect to the PSUs, and this Agreement and the 2014 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the PSUs.

12.    Tax Liability and Withholding.

12.1    If required by federal, state, or local tax laws, the Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any cash compensation, including wages, paid to the Grantee by the Company or one of its Affiliates, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Grantee to satisfy any federal, state or local tax withholding obligation, in whole or in party by selling a sufficient number of shares of Common Stock otherwise deliverable to the Grantee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

12.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax‑Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs; and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.

13.    Compliance with Law. The settlement of the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No PSUs will be settled unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.    Consent to Transfer of Personal Data. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Grantee data to an affiliate or to its outside service providers or governmental agencies. By accepting the PSU, the Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Grantee’s personal data to such entities for such purposes.

15.    Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Ekso Bionics Holdings, Inc.
101 Glacier Point, Suite A San Rafael, CA 94901 Attention: Board of Directors
The Grantee:	[INSERT NAME]
[INSERT ADDRESS]

16.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Grantee and the Company.

17.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

18.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

20.    Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

21.    Section 409A. This Award is intended to be a short-term deferral exempt from Section 409A of the Code and shall be interpreted consistent with this intention. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

22.    No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EKSO BIONICS HOLDINGS, INC.

By:

Name:

Title:

GRANTEE:

Signature:

Name (please type or print):

Exhibit A

Vesting Appendix

1.    Vesting Schedule. Vesting of the PSUs is subject to Grantee’s Continuous Employment (the “Employment Requirement”) through achievement of each of the following two requirements (each, a “Performance Requirement”), in each case during the Performance Period:

1.1    The occurrence of the first Change in Control following the Grant Date; and

1.2    Achievement of the Stock Price Goal (as described in Section 2 below).

2.    Stock Price Goal. The Stock Price Goal will be achieved upon certification by the Administrator of achievement during the Performance Period of a Stock Price of at least $7.50, subject to Grantee’s Continuous Employment through the date of certification.

“Stock Price” means either (i) the average closing price of a share of Company capital stock as reported on the securities exchange constituting the primary market for the Company’s capital stock for any consecutive five (5) trading day period occurring in the three (3) month period immediately preceding the occurrence of a Change in Control, or (ii) the closing price of a share of Company capital stock on the Change in Control date.

3.    Certification of Performance. The Administrator will determine and certify in writing whether the Company has achieved the Stock Price Goal on a date that occurs within the ten (10) day period prior to the expected date of completion of a Change in Control, with such expected date determined by the Administrator, in its sole discretion. The vesting of any PSUs shall thereafter remain subject to the occurrence of such Change in Control and the Employment Requirement.

4.    Forfeiture. Any PSUs that have not become Vested Units shall expire and shall be forfeited for no consideration on the earliest of (i) the day following the first Change in Control following the Grant Date, or (ii) the day following the last day of the Performance Period. In addition, all PSUs that have not become Vested Units will be immediately forfeited for no consideration upon Grantee’s termination of Continuous Employment.